[PENDER NEWKIRK & COMPANY LETTERHEAD]



           CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We hereby consent to the incorporation by reference of our report dated August 7, 1998, which appears on page F-1 of the Annual Report on Form 10-KSB for the fiscal year ended June 30, 1998 of Excal Enterprises, Inc. in Form S-8, Nonqualified Stock Options Issuable Pursuant to Various Agreements Between Excal Enterprises, Inc. and W. Carey Webb, W. Aris Newton, and John
L. Caskey which was dated March 27, 1998 and in Form S-8, 1988 Stock Option Plan which was dated December 26, 1989.


/S/ PENDER NEWKIRK & COMPANY

Certified Public Accountants
Tampa, Florida
September 27, 1998